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                                                                      Exhibit 99

                                  PRESS RELEASE
                            CITIZENS & NORTHERN BANK

                                                          Contact:  Yvonne Gill
January 10, 2003                                          570-724-0212
                                                          ygill@cnbankpa.com

                   C&N ANNOUNCES UNAUDITED FINANCIAL RESULTS,
                    INCLUDING TOTAL ASSETS OF OVER $1 BILLION

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for 2002.

FINANCIAL HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2002:

         o In December 2002, for the first time, Citizens & Northern Corporation's total assets topped the $1 billion mark. Total assets amounted to $1,018,768,000 as of year-end 2002, an increase of 17.5% over total assets of $866,999,000 as of December 31, 2001. The largest categories of asset growth were available-for-sale securities, which increased $78,206,000 (18%) and net loans, which increased $71,393,000 (19%).

         o        Net Income grew 24%, to $14,959,000 for 2002, from $12,052,000 for 2001. Net Income Per Share rose to $2.80 (Basic) and $2.79 (Diluted) for 2002, as compared to $2.25 (Basic and Diluted) for 2001.

         o Return on Average Assets, excluding unrealized gains or losses on securities, increased 6.7%, to 1.60% for 2002, from 1.50% for 2001. Including the effects of unrealized gains or losses, Return on Average Assets increased to 1.59% for 2002, compared to 1.50% for 2001.

         o Return on Average Equity, excluding unrealized gains or losses on securities, rose 14.6%, to 15.06% for 2002, from 13.14% for 2001. Including the effects of unrealized gains or losses, Return on Average Equity increased to 13.90% for 2002, compared to 12.55% for 2001.

         o Shareholders' Equity/Average Assets Ratio was 11.09% as of December 31, 2002. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.


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         o        Cash Dividends declared by C&N increased by 9.4% for 2002, to
                  $1.16 per share, as compared to $1.06 per share for 2001. Also, for the 30th consecutive year, C&N declared a 1% stock dividend.

         The most significant cause of the increase in annual earnings for 2002 was higher net interest income, primarily from growth in earning assets and from lower interest rates on deposits and borrowed funds. Net interest income was $31,038,000 in 2002, an increase of 18% over the $26,305,000 of net interest income recorded in 2001.

FINANCIAL HIGHLIGHTS FOR  THE FOURTH  QUARTER 2002:

         o Net Income grew 12.5%, to $3,591,000 for the fourth quarter 2002 from $3,192,000 for the fourth quarter 2001. Net Income Per Share (Basic and Diluted) rose to $0.67 for the fourth quarter 2002 from $0.60 for the fourth quarter 2001.

         o Net Income for the fourth quarter 2002 of $3,591,000 was 3% lower than third quarter 2002 Net Income of $3,710,000.

         o Cash Dividends declared increased by 7.1% to $0.30 per share in the fourth quarter 2002, as compared to $0.28 per share in the fourth quarter 2001.

         Net interest income fell slightly (1.8%) to $7,877,000 in the fourth quarter 2002 from $8,020,000 in the third quarter 2002. Also, net realized gains from securities fell to $392,000 in the fourth quarter 2002 from $489,000 in the third quarter 2002. Helping to offset these lower revenues, noninterest expense fell 2.4% in the fourth quarter 2002 from the prior quarter, to $5,185,000 from $5,310,000.


         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.